As Filed with the Securities and Exchange Commission on October 31, 2005

                                                     Registration No. 333-124303



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               IAC/INTERACTIVECORP
             (Exact Name of Registrant as Specified in its Charter)

   Delaware                           4833                       59-2712887
(State or Other           (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of           Classification Code Number)         Identification
Incorporation or                                                  Number)
 Organization)

                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
          (Address, including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                             GREGORY R. BLATT, ESQ.
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               IAC/INTERACTIVECORP
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent For Service)

                                    COPY TO:
                             PAMELA S. SEYMON, ESQ.
                         WACHTELL, LIPTON, ROSEN & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed proxy statement/prospectus.


        If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT ON FORM S-4 (REG. NO. 333-124303) SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(C) OF THE SECURITIES ACT OF 1933.

                                EXPLANATORY NOTE

        This Post-Effective Amendment No. 3 to Form S-4 Registration Statement No. 333-124303 is filed solely to file Exhibit 8.1a as an additional exhibit to the Registration Statement. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.    Exhibits and Financial Statement Schedules.

                                  EXHIBIT INDEX



Exhibit No.     Document

    8.1a Opinion of Wachtell, Lipton, Rosen & Katz, as to certain material U.S. federal tax matters

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the co-Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 31, 2005.


                                         IAC/INTERACTIVECORP


                                         By: /s/  GREGORY R. BLATT
                                         -------------------------------------
                                         Name:    Gregory R. Blatt
                                         Title:   Executive Vice President,
                                                  General Counsel and Secretary

         IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities indicated as of October 31, 2005.


             Signature                                     Title



                *

------------------------------------     Chairman of the Board, Chief Executive
            Barry Diller                         Officer and Director


                *
------------------------------------
         Victor A. Kaufman                   Vice Chairman and Director



                *
------------------------------------
        Thomas J. McInerney                  Executive Vice President and
                                                Chief Financial Officer



                *
-----------------------------------
        Michael H. Schwerdtman                Vice President and Controller
                                                (Chief Accounting Officer)




                *
------------------------------------
         Edgar Bronfman, Jr.                           Director



                *
------------------------------------
         Donald R. Keough                              Director

                *
------------------------------------
         Marie-Josee Kravis                            Director



                *
------------------------------------
            Bryan Lourd                                Director


                *
------------------------------------
         Arthur C. Martinez                            Director



                *
------------------------------------
          Steven Rattner                               Director



                *
------------------------------------
      H. Norman Schwarzkopf                            Director



                *
------------------------------------
         Alan G. Spoon                                 Director



                *
------------------------------------
     Diane Von Furstenberg                             Director



*By:
       /s/  GREGORY R. BLATT
       -------------------------
            Gregory R. Blatt